EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in each of the Registration Statements on Form S-8 (Nos. 333-212239) and Form S-3 (Nos. 333-226530) of Issuer Direct Corporation of our report dated November 15, 2022, relating to the statements of financial position of iNewswire.com, LLC as of December 31, 2021 and 2020 and the related statements of operations, members’ equity (deficit), and cash flows for the years then ended, which is included in the Current Report on Form-8K/A of Issuer Direct Corporation dated January 17, 2023.

/s/ CHERRY BEKAERT LLP

Raleigh, North Carolina
January 17, 2023